Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

TIMBERLINE RESOURCES CORPORATION

Timberline Resources Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”) resolutions were duly adopted authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware amendments (the “Amendment”) to the Corporation’s certificate of incorporation (the “Certificate of Incorporation”) to reclassify, change, and convert every twelve (12) outstanding shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), into one (1) share of Common Stock, par value $0.001 per share.

SECOND:

1.

Article V of the Corporation’s Certificate of Incorporation is hereby amended by adding the following:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every twelve (12) shares of the Corporation’s issued and outstanding Common Stock, par value $0.001 per share, shall, automatically and without any further action on the part of the Corporation or the holder thereof, be reclassified and changed into one (1) share of the Corporation’s Common Stock, par value $0.001 per share.  No fractional shares of Common Stock will be issuable pursuant to this reclassification and any fractional share of Common Stock that would be issuable will be rounded up to one whole share of Common Stock.”

THIRD:  That pursuant to a resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH:  That the aforesaid Amendment were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH:  The foregoing amendment shall be effective on October 31, 2014 at 5:00 pm EDT.

SIXTH:  Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 31st day of October, 2014.

TIMBERLINE RESOURCES CORPORATION

       /s/ Randal Hardy

By:____________________________

Name: Randal Hardy

Title: Chief Financial Officer

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